Exhibit 10.7
Description of long-term performance incentives under National Fuel Gas Company Performance Incentive Program
On December 6, 2006, the Compensation Committee approved long-term performance incentives under the National Fuel Gas Company Performance Incentive Program (the “Program”). The Committee established levels of performance at which 50%, 100%, 150% and 200% of the Target Incentive will be payable, as set forth below. For performance levels between established levels, a portion of the Target Incentive will be payable as determined by mathematical interpolation.
The Committee designated a Performance Period of October 1, 2006 to September 30, 2009. The Performance Condition is the Company’s total return on capital as compared to that of a group of peer companies. Payment will be made in accordance with the Program if the Company achieves performance as detailed below:

National Fuel Rank as a Percentile of Peer Group	Percentage of Target Incentive Paid

Less than 45.01%	0%
45.01%	50.00%
60.00%	100.00%
75.00%	150.00%
100.00%	200.00%
For the October 1, 2006 to September 30, 2009 Performance Period, the Committee approved the following Target Incentives for the named executive officers of the Company: P. C. Ackerman, $774,000; D. F. Smith, $385,000; and R. J. Tanski, $308,750.